Exhibit 10.22

AMENDMENT TO

EMPLOYMENT OFFER LETTER

This Amendment to the Employment Offer Letter by and between PHIBRO ANIMAL HEALTH CORPORATION (the “Company”) and LARRY L. MILLER (the “Executive”) dated May 2, 2008, as amended December 21, 2009 (the “Agreement”), is effective December 15, 2011.

WHEREAS, the parties desire to amend the Agreement to reflect the timing of severance payments where the payment of severance is contingent upon signing a release of claims.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1.         The Section entitled Section 409A Compliance is hereby amended to add the following last paragraph:

“Notwithstanding anything herein to the contrary, payment of your severance, including payment of the special, one time bonus, if applicable, shall be made within 60 days after your termination of employment provided that you have executed the General Waiver and Release and it has become irrevocable by the date payment is to be made. To the extent required to comply with Section 409A of the Code, if the period during which you have the discretion to execute or revoke a General Waiver and Release straddles two calendar years, then the Company will make the severance payments in the second year, regardless of which year you actually deliver the executed General Waiver and Release to the Company.”

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first above written. Except as amended herein, the Agreement shall remain in full force and effect.

PHIBRO ANIMAL HEALTH CORPORATION

/s/ David C. Storbeck	/s/ Larry L. Miller
By:	Larry L. Miller